Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports record third quarter 2026 EPS and raises midpoint of full-year EPS guidance

•Net sales of $4.4 billion, an increase of 7% versus prior year
•Organic sales increased 5% year over year with growth led by our differentiated aerospace and architectural coatings Latin America businesses
•Record third quarter reported earnings per diluted share (EPS) of $2.12 and adjusted EPS of $2.25, an increase of 6% versus prior year
•Cash from operating activities was approximately $1.2 billion year to date, $100 million higher year over year
•Share repurchases totaled about $150 million in the quarter and $320 million year to date
•Updating full-year 2026 adjusted EPS guidance to a higher midpoint and tighter range of $7.90 to $8.10

PITTSBURGH, Oct. 27, 2026 – PPG (NYSE:PPG) today reported financial results for the third quarter 2026.

Third Quarter 2026 Consolidated Results

$ in millions, except EPS	3Q 2026	3Q 2025	YOY change
Net sales	$4,353	$4,082	+7%
Net income (a)	$473	$444	+7%
Adjusted net income (a)(b)	$502	$481	+4%
EPS (a)	$2.12	$1.96	+8%
Adjusted EPS (a)(b)	$2.25	$2.13	+6%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

I am extremely encouraged by our performance as we delivered record third quarter EPS, an increase of +6% year over year. Our teams around the world executed with strong discipline, driving a solid 5% increase in organic sales, which marks our seventh consecutive quarter of growth. We outpaced the industry by 300 basis points, reflecting the quality of our businesses and the impact of our commercial actions. Adjusted EBITDA was 18.2% supported by exceptional results in our differentiated aerospace and architectural coatings Latin America businesses.

Our Global Architectural Coatings segment achieved 2% organic sales growth and expanded EBITDA margin by 300 basis points to 24% led by performance in Latin America and selling price actions in all regions. Our European Architectural business is benefiting from the execution of our strategy, including productivity enhancements, footprint optimization, and structural cost actions that are improving efficiency and driving year-to-date earnings and margin expansion.

Organic sales in our Performance Coatings segment grew 8%, with contributions from higher sales volumes and selling prices. We benefited from strong demand for our aerospace and protective and marine coatings products, as well as higher automotive refinish organic sales. Adjusted EBITDA margin expanded by 220 basis points to 24% as sales mix improved and we offset cost of goods sold inflation.

Our Industrial Coatings segment delivered selling price increases of 2% during the quarter as we are beginning to realize the benefits of lagging index pricing. However, cost of goods sold inflation remains high resulting in year-over-year adjusted EBITDA margin contraction, which is consistent with expectations. Sales volumes also grew 2% as we executed on previously communicated share gains across all three businesses. This improvement was due to double-digit percentage growth in packaging coatings and high single-digit percentage growth in industrial coatings. Share gains in automotive original equipment manufacturer (OEM) coatings enabled the business to deliver sales volumes that outperformed global automotive industry production.

During the third quarter, the company’s commercial actions fully offset the impact of cost of goods sold inflation, reflecting pricing discipline across the portfolio. We remain focused on achieving appropriate value for our differentiated products and solutions and will continue to pursue targeted actions where necessary to address cost inflation and market-specific dynamics.

Looking ahead, we expect low single-digit percentage organic growth in the fourth quarter, led by aerospace, architectural coatings in Latin America, and packaging coatings. We are raising the midpoint of our full-year adjusted earnings per share outlook and narrowing the guidance range to $7.90 to $8.10. Our improved outlook reflects growth momentum, realized pricing benefits, and execution of productivity programs.

Thank you to the PPG team around the world for their focus and execution. Our strong performance this quarter would not be possible without the dedication of our employees who serve our customers, create value for our shareholders, and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information
•Net sales in the quarter increased 7% year over year due to higher selling prices of 3%, higher sales volumes of 2%, positive foreign currency translation of 1% and acquisitions of 1%
•At quarter end, the company had cash and short-term investments totaling $1.6 billion
•Net debt was $5.2 billion, a decrease of approximately $200 million from the third quarter 2025
•Corporate expenses were $92 million in the third quarter, $83 million exclusive of depreciation and amortization
•Third quarter net interest expense was $22 million
•In the third quarter, the effective tax rate was 24.2%

Third Quarter 2026 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	3Q 2026	3Q 2025	YOY change
Net sales	$1,055	$1,012	+4%
Sales volumes			(2)%
Selling prices			+4%

Foreign currency translation			+2%
Segment income	$225	$184	+22%
Segment income %	21.3%	18.2%
Segment EBITDA (a)	$253	$213	+19%
Segment EBITDA %	24.0%	21.0%
(a) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales increased 4% compared to the third quarter 2025 driven by organic sales growth of 2% due to higher selling prices, partially offset by lower sales volumes.

Organic sales for architectural coatings EMEA increased by a low single-digit percentage compared to the third quarter 2025, with higher selling prices partially offset by lower sales volumes. Organic sales for architectural coatings Latin America and Asia Pacific increased by a mid-single-digit percentage year over year driven by higher selling prices and volume growth in Latin America supported by strong retail sales and improved project-related sales in Mexico.

Segment EBITDA increased 19% and segment EBITDA margin improved 300 basis points compared to the prior year with realization of higher selling prices and productivity actions partially offset by inflation on cost of goods sold. In the fourth quarter, the company expects organic sales in the range of flat to growth of a low single-digit percentage year over year and EBITDA margin expansion.

Performance Coatings Segment

$ in millions	3Q 2026	3Q 2025	YOY change
Net sales	$1,554	$1,414	+10%
Sales volumes			+5%
Selling prices			+3%
Acquisitions			+2%
Segment income	$332	$272	+22%
Segment income %	21.4%	19.2%
Segment EBITDA (a)	$372	$307	+21%
Segment EBITDA %	23.9%	21.7%
(a) Reconciliations of reported to adjusted figures are included below

Performance Coatings segment net sales increased 10% and organic sales increased 8% with contributions from higher sales volumes and selling prices. Net sales also included a benefit from acquisitions.

Organic sales improved compared to the prior year led by aerospace, protective and marine coatings, and automotive refinish coatings, partially offset by traffic solutions. Aerospace achieved exceptional quarterly sales with double-digit percentage organic sales growth, while our order backlog remained near $300 million. Organic sales in automotive refinish coatings increased by a mid-single-digit percentage driven by higher selling prices and higher automotive refinish sales volumes. Protective and marine coatings organic sales increased by a high single-digit percentage compared to the prior year, achieving its 14th consecutive quarter of sales volume growth, including above-market marine sales volume growth in Asia Pacific.

Compared to third quarter 2025, segment EBITDA increased by 21% and segment EBITDA margin improved 220 basis points, driven by higher selling prices and sales volumes, which were partially offset by higher inflation on cost of goods sold. In the fourth quarter, the company expects organic sales growth in the range of a low single-digit percentage to a mid-single-digit percentage year over year and EBITDA margin expansion driven by pricing actions and automotive refinish stabilization.

Industrial Coatings Segment

$ in millions	3Q 2026	3Q 2025	YOY change
Net sales	$1,744	$1,656	+5%
Sales volumes			+2%
Selling prices			+2%
Foreign currency translation			+1%
Segment income	$200	$233	(14)%
Segment income %	11.5%	14.1%
Segment EBITDA (a)	$251	$281	(11)%
Segment EBITDA %	14.4%	17.0%
(a) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales increased 5% compared to the third quarter 2025, led by higher sales volumes and selling prices and a benefit from foreign currency translation. Organic sales increased 4%, reflecting the benefits from share gains.

Automotive OEM coatings organic sales decreased by a low single-digit percentage, with share gains supporting a change in sales volume that outpaced global automotive industry production. Industrial coatings organic sales improved by a high single-digit percentage driven by sales volume and selling price growth in all regions, marking the second consecutive quarter of growth. Packaging coatings organic sales increased by a double-digit percentage versus the prior year period, and sales volumes were up over 20% on a two-year stacked basis due to share gains as customers adopt our leading technologies.

Segment EBITDA decreased 11% and segment EBITDA margin declined 260 basis points compared to the third quarter 2025. This margin decline was driven by inflation on cost of goods sold partially offset by higher selling prices and sales volumes. In the fourth quarter, the company expects organic sales in the range of up or down a low single-digit percentage year over year and EBITDA margin compression due to the timing of index-based pricing.

Outlook
The company expects fourth quarter organic sales growth of a low single-digit percentage and company adjusted EBITDA margin in the range of flat to an increase of 100 basis points year over year. We are improving our earnings outlook, resulting in a higher midpoint with a full-year adjusted earnings per share guidance range of $7.90 to $8.10.

Additional information related to 2026 financial projections is posted within the slides associated with the third quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we market and sell in more than 50 countries and reported net sales of $15.9 billion in 2025. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide additional information regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 27. The company will hold a conference call to review its third quarter 2026 financial performance on October 28, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://events.q4inc.com/attendee/129179062.The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A web replay will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, October 26, 2027.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2025 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 27, 2026, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations, PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA, adjusted EBITDA margin and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of fourth quarter 2026 or full-year 2026 expected adjusted earnings per diluted share or adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	Third Quarter 2026		Third Quarter 2025
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$473	$2.12	$444	$1.96
Acquisition-related amortization expense	20	0.09	24	0.11
Business restructuring-related costs, net(b)	11	0.05	7	0.03
Resolution of tax matter(c)	2	0.01	—	—
Portfolio optimization(d)	(2)	(0.01)	—	—
Insurance recovery(e)	(2)	(0.01)	—	—
Impairment and other related charges, net(f)	—	—	6	0.03
Adjusted net income from continuing operations, excluding certain items	$502	$2.25	$481	$2.13

	Third Quarter 2026			Third Quarter 2025
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$631	$153	24.2%	$556	$118	21.2%
Acquisition-related amortization expense	26	6	24.5%	32	8	24.4%
Business restructuring-related costs, net(b)	15	4	21.9%	11	4	38.5%
Resolution of tax matter(c)	3	1	30.0%	—	—	—%
Portfolio optimization(d)	(3)	(1)	24.3%	2	2	94.5%
Insurance recovery(e)	(3)	(1)	24.3%	—	—	—%
Impairment and other related charges, net(f)	—	—	—%	24	6	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$669	$162	24.2%	$625	$138	22.1%

	Third Quarter
	2026	2025
Reported net income from continuing operations	$473	$444
Interest expense, net of interest income	22	23
Income tax expense	153	118
Net income/(loss) attributable to noncontrolling interests	5	(6)
Earnings before interest and taxes ("EBIT")	653	579
Depreciation	102	94
Amortization	26	32
EBITDA	$781	$705
Business restructuring-related costs, net(b)	15	11
Resolution of tax matter(c)	3	—
Portfolio optimization(d)	(3)	2
Insurance recovery(e)	(3)	—
Impairment and other related charges, net(f)	—	24
Adjusted EBITDA	$793	$742

Net sales	$4,353	$4,082
Net income margin	10.9%	10.9%
EBIT margin	15.0%	14.2%
Adjusted EBITDA margin	18.2%	18.2%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other (income)/charges, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other (income)/charges, net on the consolidated statement of income.
(c)In the third quarter 2026, the Company recorded a net charge related to the anticipated resolution of an outstanding tax matter that includes both income taxes and non-income taxes.
(d)Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. Portfolio optimization includes a $3 million gain recognized in the third quarter of 2026 related to the sale of a non-core business, which is included in Other (income)/charges, net on the condensed consolidated statement of income. Portfolio optimization also includes charges related to the step-up of acquired inventory. These costs are included in Cost of sales, exclusive of depreciation and amortization on the condensed consolidated statement of income.
(e)In the third quarter 2026, the Company received an insurance reimbursement under policies covering legacy asbestos-related matters. These insurance recoveries are included in Other (income)/charges, net on the consolidated statement of income.
(f)In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment, which are included in Other (income)/charges, net on the condensed consolidated statement of income. Net loss of $12 million related to the impairment charge was attributable to noncontrolling interests.

	Third Quarter
	2026	2025
Global Architectural Coatings
Net sales	$1,055	$1,012
Segment income	$225	$184
Segment depreciation and amortization	28	29
Segment EBITDA	$253	$213
Segment EBITDA %	24.0%	21.0%
Performance Coatings
Net sales	$1,554	$1,414
Segment income	$332	$272
Segment depreciation and amortization	40	35
Segment EBITDA	$372	$307
Segment EBITDA %	23.9%	21.7%
Industrial Coatings
Net sales	$1,744	$1,656
Segment income	$200	$233
Segment depreciation and amortization	51	48
Segment EBITDA	$251	$281
Segment EBITDA %	14.4%	17.0%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Net sales	$4,353	$4,082	$12,778	$11,961
Cost of sales, exclusive of depreciation and amortization	2,589	2,426	7,551	7,000
Selling, general and administrative	876	824	2,692	2,534
Depreciation	108	106	321	297
Amortization	26	32	79	97
Research and development, net	106	106	326	314
Interest expense	67	65	199	183
Interest income	(45)	(42)	(124)	(129)
Other (income)/charges, net	(5)	9	17	9
Income before income taxes	$631	$556	$1,717	$1,656
Income tax expense	153	118	412	380
Income from continuing operations	$478	$438	$1,305	$1,276
(Loss)/income from discontinued operations, net of tax	(22)	9	(24)	7
Net income attributable to controlling and noncontrolling interests	$456	$447	$1,281	$1,283
Net (income)/loss attributable to noncontrolling interests	(5)	6	(11)	(7)
Net income (attributable to PPG)	$451	$453	$1,270	$1,276

Amounts attributable to PPG:
Income from continuing operations, net of tax	$473	$444	$1,294	$1,269
(Loss)/income from discontinued operations, net of tax	(22)	9	(24)	7
Net income (attributable to PPG)	$451	$453	$1,270	$1,276

Earnings per common share (attributable to PPG):
Income from continuing operations, net of tax	$2.13	$1.97	$5.80	$5.59
(Loss)/income from discontinued operations, net of tax	(0.10)	0.04	(0.11)	0.03
Earnings per common share (attributable to PPG)	$2.03	$2.01	$5.69	$5.62

Earnings per common share (attributable to PPG) - assuming dilution:
Income from continuing operations, net of tax	$2.12	$1.96	$5.78	$5.57
(Loss)/income from discontinued operations, net of tax	(0.10)	0.04	(0.11)	0.03
Earnings per common share (attributable to PPG) - assuming dilution	$2.02	$2.00	$5.67	$5.60

Average shares outstanding	222.2	225.7	223.0	226.9

Average shares outstanding - assuming dilution	223.2	226.5	223.8	227.7

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended September 30
	2026	2025
Cash from operating activities:
Cash from operating activities - continuing operations	$1,160	$1,047
Cash (used for)/from operating activities - discontinued operations	($2)	$7
Cash from operating activities	$1,158	$1,054
Cash used for investing activities - continuing operations:
Capital expenditures	$464	$477
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$482	$468
Purchase of treasury stock	$322	$687

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2026	2025	2025
Current assets:
Cash and cash equivalents	$1,593	$2,163	$1,832
Short-term investments	49	56	76
Receivables, net	3,857	3,336	3,718
Inventories	2,236	1,996	2,182
Other current assets	507	408	415
Total current assets	$8,242	$7,959	$8,223

Current liabilities:
Short-term debt and current portion of long-term debt	$686	$706	$1,410
Accounts payable and accrued liabilities	4,339	3,957	3,947
Current portion of operating lease liabilities	127	138	140
Restructuring reserves	69	99	115
Total current liabilities	$5,221	$4,900	$5,612

Long-term debt	$6,155	$6,602	$5,904

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2026	2025	2025
Operating Working Capital(a)	$3,323	$2,748	$3,202
As a percent of quarter sales, annualized	19.1%	17.6%	19.6%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.